Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “GUGGENHEIM INVESTMENTS PRIVATE CREDIT FUND”, FILED IN THIS OFFICE ON THE SIXTH DAY OF MARCH, A.D. 2025, AT 3:48 O`CLOCK P.M.

10122288 8100	Authentication: 203135547
SR# 20250955083	Date: 03-11-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:48PM 03/06/2025 FILED 03:48 PM 03/06/2025 SR 20250955083 - File Number 10122288	STATE OF DELAWARE CERTIFICATE OF TRUST

This Certificate of Trust of Guggenheim Investments Private Credit Fund (the "Trust") is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

1.	Name. The name of the statutory trust formed by this Certificate of Trust is Guggenheim Investments Private Credit Fund.

2.	Registered Agent. The name and address of the Registered Agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.	1940 Act Regulation. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a business development company regulated under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).
4.	Effective date. The Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

Name: Brian E. Binder
Title: Trustee